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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of Earliest Event Reported): December 26, 2000



                           The Translation Group, Ltd.
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             (Exact Name of Registrant as Specified in its Charter)



     Delaware                         000-21725                 23-3382869
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(State of Incorporation)       (Commission File Number)        (IRS Employer
                                                          Identification Number)



30 Washington Avenue, Haddonfield, NJ                                  08033
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(Address of Principal Executive Offices)                            (Zip Code)



                                 (856) 795-8669
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              (Registrant's Telephone Number, Including Area Code)


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ITEM 2.      ACQUISITION OR DISPOSITION OF ASSETS

         As of December 26, 2000, the Translation Group, Ltd. (the "Company"), announced an executory agreement ("Executory Agreement") to acquire all of the outstanding shares of Applied Knowledge Systems International, Ltd. ("AKSI"). AKSI, through a wholly owned subsidiary, owns the Gedanken System (TM), a patented translation technology.

         The Gedanken System utilizes a series of libraries that dissect, understand, and store knowledge in a given language, for a given topic. A particular library may, for example, contain knowledge of financial information, medical information, or how a specific company communicates its way of doing business and expressing itself. The Gedanken System is designed to use these knowledge libraries to transform information in one language to another language while absolutely preserving the original meaning, message, and style in the new language. It is intended to do this at a fraction of the time and cost required to achieve similar results using human or machine translation resources. The Company is accepting the Gedanken System on an "as-is" basis, based upon its collaborative efforts with AKSI over several years under a 1997 licensing agreement ("1997 Agreement").

         The purchase price for the AKSI shares will be a number of shares of the Company's common stock, par value $.001 per share, equal to the issued and outstanding shares of the Company (approximately 4.9 million) at the time of the closing of the Executory Agreement ("Closing"). In addition, the Company is obligated to grant AKSI shareholders the right to purchase additional shares of the Company's common stock in an amount equal to the number of public warrants exercised by the holders thereof, if any, at a price equal to the exercise price for the public warrants. The Company is also obligated to provide working capital to AKSI in the amount of $100,000 per month until the Closing, up to $600,000, for the continued commercialization, engineering, documentation, service and marketing of the Gedanken System. Finally, upon the Closing the 1997 Agreement will be superseded.

         There are two principal conditions precedent under the Executory Agreement that the Company must satisfy prior to the Closing. Each condition precedent must be satisfied or waived within six months from the execution of the Executory Agreement. First, the Company is obligated to provide or secure funding, to provide working capital for the Gedanken System, in the amount of $4,000,000, which may be obtained, at the Company's discretion, from the sale of assets or the sale of shares of the Company. AKSI shareholders have anti-dilution rights to the extent that any of the $4,000,000 is raised by the sale of Company shares. Second, the Company is obligated to sell or otherwise dispose of any of the Company's subsidiaries that are not profitable for the three consecutive months commencing on January 1, 2001. If the Company fails to satisfy either of the aforesaid conditions precedent, the Closing will not occur and the Company and AKSI will revert to their respective positions under the 1997 Agreement.

         Simultaneous with the Closing the Board of Directors of the Company will be reconstituted to consist of seven Directors, four of whom shall be named by AKSI shareholders.

         The terms of the transaction were determined by arms' length negotiation between the parties. A founder and former shareholder of AKSI, Dr. Julius Cherny, was a Director of the Company from May 1996 to November 1998 and employed as an executive officer at a subsidiary of the Company from September 1997 to November 1998. However, in 1998 Dr. Cherny resigned from the Board of the Company, and since 1998 has worked with AKSI developing the Gedanken System. Dr. Cherny's spouse is the single largest holder of AKSI shares.


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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired

         As of the date of this Report, it is impractical to file the financial statements required by Form 8-K. Such financial statements shall be filed by amendment within sixty (60) days of the date of this Report.

     (b) Pro Forma Financial Information

         As of the date of this Report, it is impractical to file the pro forma financial information Required by Form 8-K. Such pro forma financial information shall be filed by amendment within sixty (60) days of the date of this Report.

     (c) Exhibits

         None


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 10, 2001

                                                  The Translation Group, Ltd.

                                                  By: /s/Randy G. Morris
                                                     ---------------------------
                                                     Randy G. Morris
                                                     President and CEO